Annuity Endorsement


This endorsement is made part of this contract to which it is attached. It changes the contract provisions as follows:

I. The following sentence is added to the Withdrawal provision of the "Withdrawal Provisions" Section of the contract and reads as follows:

"Taking a partial withdrawal may affect the death benefit."

II. The Death Benefit Annuitization provision of the "Payments to Beneficiary" Section of the contract is modified to change the death amount as follows:

Payments to Beneficiary

Death Benefits Before Annuitization
If you or the annuitant die before annuitization while this contract is in force, and both you and the annuitant are age 80 or younger on the date of death, we will pay the beneficiary the greater of:

1.   the contract value; or

2.   the total purchase payments paid less any "Death Benefit Adjustment"; or

3. the highest contract value on any prior contract anniversary, plus any purchase payments paid and less any "Death Benefit Adjustment" since the contract anniversary.

If either you or the annuitant are age 81 or older on the date of death, we will pay the beneficiary the contract value.

"Death Benefit Adjustment"
For any and each partial withdrawal we calculate an amount by multiplying (a) times (b) where:

(a) is the ratio of the amount of the partial withdrawal to the contract value on the date of (but prior to) the partial withdrawal; and

(b) is the death benefit on the date of (but prior to) the partial withdrawal.

The result is subtracted from the death benefit otherwise payable had there not been a partial withdrawal.

Example:

o    The contract is purchased with a payment of $20,000 on January 1, 1999.
o On January 1, 2000 (the first contract anniversary) the contract value has grown to $24,000.
o On March 1, 2000 the contract value has fallen to $22,000, at which point the owner takes a $1,500 partial withdrawal, leaving a contract value of $20,500.

The death benefit on March 1, 2000 is calculated as follows:

The highest contract value on any prior
contract anniversary:                                                 $24,000.00

plus any purchase payments paid since that anniversary:                    +0.00

less any "death benefit adjustment" taken since that anniversary, calculated as:

        $1,500 x $24,000 =                                             -1,636.36
      --------                                                         ---------
       $22,000

resulting in a death benefit of:                                      $22,363.64


This endorsement is effective as of the contract date of this contract.

American Centurion Life Assurance Company

/s/ Eric L. Marhoun

Secretary